Exhibit 23.1

Fahn Kanne & Co. Head Office 32 Hamasger Street Tel-Aviv 6721118, ISRAEL PO Box 36172, 6136101 T +972 3 7106666 F +972 3 7106660 www.gtfk.co.il

CONSENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 31, 2025, with respect to the financial statements of IM Cannabis Corp., included in the Annual Report on Form 20-F for the year ended December 31, 2024, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in the Registration Statement, and to the use of our name as it appears under the caption “Experts”.

/s/ FAHN KANNE & CO. GRANT THORNTON ISRAEL
FAHN KANNE & CO. GRANT THORNTON ISRAEL

Tel-Aviv, Israel

June 26, 2025

Certified Public Accountants Fahn Kanne & Co. is the Israeli member firm of Grant Thornton International Ltd.